Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com
News Release

AMGEN’S THIRD QUARTER 2012 REVENUES

INCREASED 10 PERCENT TO $4.3 BILLION AND

ADJUSTED EARNINGS PER SHARE (EPS)

INCREASED 19 PERCENT TO $1.67

2012 Total Revenues and Adjusted EPS Guidance Ranges Increased

to $17.2-$17.3 Billion and $6.50-$6.60

Third Quarter 2012 GAAP EPS Were $1.41

THOUSAND OAKS, Calif. (Oct. 23, 2012) – Amgen (NASDAQ:AMGN) today announced financial results for the third quarter of 2012. Key results for the quarter include:

•	Total revenues increased 10 percent to $4,319 million, with 8 percent product sales growth driven by strong performance across the portfolio.

•	Adjusted EPS grew 19 percent to $1.67 due to 14 percent adjusted operating income growth and lower shares outstanding. Adjusted net income increased 2 percent to $1,311 million.

•

GAAP EPS were $1.41 compared to $0.50 and GAAP net income was $1,107 million compared to $454 million. The third quarter of 2011 was negatively impacted by a previously disclosed charge for a legal settlement reserve.

•	Free cash flow was approximately $1.6 billion compared to $0.9 billion.

“We delivered solid growth in revenues and earnings,” said Robert A. Bradway, president and CEO at Amgen. “Our marketed products are performing well and we continue to make progress with key pipeline projects.”

	Year-over-Year
$Millions, except EPS and percentages	Q3 ‘12	Q3 ‘11	YOY Δ

Total Revenues	$4,319	$3,944	10%
Adjusted Net Income	1,311	1,280	2%
Adjusted EPS	1.67	1.40	19%

GAAP Net Income	1,107	454	144%
GAAP EPS	$1.41	$0.50	182%

Adjusted EPS, adjusted operating income, adjusted net income, and free cash flow are non-GAAP financial measures. These adjustments and other items are presented on the attached reconciliations.

Third Quarter 2012 Revenues Increased 10 Percent to $4.3 Billion and Adjusted

Earnings Per Share Increased 19 Percent to $1.67

Product Sales Performance

•	Total product sales increased 8 percent driven by strong performance across the portfolio.

•	Combined Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim) sales grew 1 percent.

•	Global Neulasta sales increased 4 percent driven by increases in the average net sales price in the U.S.

•	Global NEUPOGEN sales declined 6 percent driven by a decrease in unit demand from loss of share to biosimilars in Europe.

•	Enbrel® (etanercept) sales increased 17 percent driven by increases in the average net sales price and unit demand.

•

Aranesp® (darbepoetin alfa) sales decreased 17 percent due to changes in practice patterns and a favorable change in accounting estimates in the third quarter of 2011. Sequentially, unit demand was down 3 percent due to a small share loss in the oncology segment.

•	EPOGEN® (epoetin alfa) sales increased 3 percent driven by reductions in customer discounts and a favorable change in accounting estimates, offset largely by a reduction in dose utilization.

•	Growth-phase products: Sensipar®/Mimpara® (cinacalcet), Vectibix® (panitumumab), and Nplate® (romiplostim) increased 17 percent driven by higher unit demand.

•	XGEVA® (denosumab) sales increased 12 percent on a sequential basis, reflecting increased segment share as well as growth in the overall segment.

•

Prolia® (denosumab) sales decreased 8 percent on a sequential basis driven equally from units and unfavorable changes in wholesaler inventories. The decline in units was primarily impacted by seasonality.

Third Quarter 2012 Revenues Increased 10 Percent to $4.3 Billion and Adjusted

Earnings Per Share Increased 19 Percent to $1.67

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q3 ‘12			Q3 ‘11	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL

Neulasta®/ NEUPOGEN®	$1,073	$282	$1,355	$1,335	1%
Neulasta®	824	220	1,044	1,003	4%
NEUPOGEN®	249	62	311	332	(6%)
Enbrel®	1,012	67	1,079	925	17%
Aranesp®	178	319	497	600	(17%)
EPOGEN®	491	0	491	476	3%
Sensipar® / Mimpara®	172	71	243	206	18%
Vectibix®	30	58	88	79	11%
Nplate®	53	38	91	77	18%
XGEVA®	171	30	201	102	97%
Prolia®	68	42	110	51	116%
Other	0	46	46	26	77%

Total product sales	$3,248	$953	$4,201	$3,877	8%

Third Quarter 2012 Revenues Increased 10 Percent to $4.3 Billion and Adjusted

Earnings Per Share Increased 19 Percent to $1.67

Operating Expense and Tax Rate Analysis, on an Adjusted Basis

•

Cost of Sales, excluding the impact of the Puerto Rico excise tax, increased 0.6 points to 14.0 percent driven primarily by product mix, offset partially by manufacturing efficiencies and higher average net sales price.

•	Research & Development (R&D) expenses increased 11 percent in support of our later-stage clinical programs, driven by AMG 145 and romosozumab (AMG 785).

•

Selling, General & Administrative (SG&A) expenses were flat. ENBREL profit share expenses increased 18 percent to $386 million, offset by favorable changes to the estimated U.S. healthcare reform federal excise fee and foreign exchange rates.

$Millions, except percentages On an Adjusted Basis	Q3 ‘12	Q3 ‘11	YOY Δ

Cost of Sales	$674	$593	14%
% of sales	16.0%	15.3%	0.7	pts.
% of sales (Excluding PR excise tax)	14.0%	13.4%	0.6	pts.

Research & Development	$849	$763	11%
% of sales	20.2%	19.7%	0.5	pts.

Selling, General & Administrative	$1,110	$1,113	(0%)
% of sales	26.4%	28.7%	(2.3	) pts.

TOTAL Operating Expenses	$2,633	$2,469	7%
pts: percentage points

•

Tax Rate increased by 5.1 points to 16.0 percent due primarily to higher tax credits associated with the Puerto Rico excise tax in the third quarter of 2011, the expiry of the U.S federal R&D credit at the end of 2011, and the unfavorable tax impact of changes in revenue and expense mix. As of Sept. 30, 2012, the R&D tax credit had not been extended.

On an Adjusted Basis	Q3 ‘12	Q3 ‘11	YOY Δ

Tax Rate	16.0%	10.9%	5.1	pts.

Tax Rate (Excluding PR excise tax credits)	20.2%	17.4%	2.8	pts.
pts: percentage points

Third Quarter 2012 Revenues Increased 10 Percent to $4.3 Billion and Adjusted

Earnings Per Share Increased 19 Percent to $1.67

Cash Flow and Balance Sheet Discussion

•	The Company generated $1.6 billion of free cash flow in the quarter versus $0.9 billion in the third quarter of 2011. The increase was primarily driven by higher operating income and lower cash taxes.

•

During the quarter, Amgen repurchased approximately 10 million shares of common stock at a total cost of $797 million and at an average price of $82.18. This brings the total shares repurchased under its $10 billion authorized stock repurchase program to 131 million at a total cost of $8.4 billion and at an average price of $64.19.

•

During the quarter, the Company raised $2 billion of bonds with a weighted average maturity of 13 years and an effective pre-tax coupon of 3.6 percent. The funds will be used to retire the Company’s $2.5 billion convertible bonds due February 2013.

•

The Company previously announced that its Board of Directors declared a $0.36 per share dividend for the fourth quarter of 2012. The dividend will be paid on Dec. 7, 2012, to all stockholders of record as of the close of business on Nov. 15, 2012.

$Billions, except shares	Q3 ‘12	Q3 ‘11	YOY Δ

Operating Cash Flow	$1.7	$1.0	$0.8
Capital Expenditures	0.2	0.1	0.1
Free Cash Flow	1.6	0.9	0.7
Dividend Paid	0.3	0.3	0.0
Cost of Shares Repurchased	0.8	2.4	(1.6)
Adjusted Avg. Diluted Shares (millions)	783	913	(130)

Cash Balance	25.4	17.7	7.7
Adjusted Debt Outstanding	26.5	14.5	12.0
Stockholders’ Equity	19.9	23.6	(3.7)
Note: Numbers may not add due to rounding

Third Quarter 2012 Revenues Increased 10 Percent to $4.3 Billion and Adjusted

Earnings Per Share Increased 19 Percent to $1.67

2012 Guidance

For the full year 2012, the Company now expects:

•	Total revenues to be in the range of $17.2 billion to $17.3 billion and adjusted EPS to be in the range of $6.50 to $6.60.

The Company continues to expect:

•

Adjusted tax rate to be in the range of 14 percent to 15 percent. Excluding the Puerto Rico excise tax credits, Amgen still expects the adjusted tax rate for 2012 to be in the range of 19 percent to 20 percent.

•	Capital expenditures to be approximately $700 million.

Third Quarter Product and Pipeline Update

The Company provided the following information on selected products and clinical programs:

•

Romosozumab (AMG 785): The Company discussed recently presented results from a Phase 2 study for the treatment of postmenopausal osteoporosis. The Company also announced that the 12 month Phase 2 fracture healing data are expected in the first half of 2013.

•

AMG 145: The Company announced that data for four Phase 2 studies in subjects with high low-density lipoprotein (LDL) cholesterol will be presented at the American Heart Association Scientific Sessions 2012 meeting in November.

•	Brodalumab (AMG 827): The Company stated that it is enrolling three Phase 3 studies in psoriasis.

•	Ganitumab (AMG 479): The Company discussed the previously announced termination for futility of the Phase 3 study in metastatic pancreatic cancer.

•	Prolia: The Company discussed the FDA approval on Sept. 20 for a new indication to increase bone mass in men with osteoporosis at high risk for fracture.

Third Quarter 2012 Revenues Increased 10 Percent to $4.3 Billion and Adjusted

Earnings Per Share Increased 19 Percent to $1.67

Non-GAAP Financial Measures

The Adjusted non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures included above for the third quarters of 2012 and 2011 exclude, for the applicable periods, certain expenses related to acquisitions, cost-savings initiatives, various legal proceedings, non-cash interest expense associated with our convertible notes and certain other adjustments, as applicable. These adjustments and other items are presented on the attached reconciliations.

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP) basis for the third quarters of 2012 and 2011. In addition, management has presented its outstanding debt in accordance with GAAP and on an “adjusted” (or non-GAAP) basis as of Sept. 30, 2012 and 2011. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe, effective medicines from lab to manufacturing plant to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, bone disease and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and vital medicines, visit www.amgen.com. Follow us on www.twitter.com/amgen.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2011, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others, could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be

Third Quarter 2012 Revenues Increased 10 Percent to $4.3 Billion and Adjusted

Earnings Per Share Increased 19 Percent to $1.67

impacted by government investigations, litigation and product liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock.

CONTACT: Amgen, Thousand Oaks

Christine Regan, 805-447-5476 (media)

Arvind Sood, 805-447-1060 (investors)

###

Third Quarter 2012 Revenues Increased 10 Percent to $4.3 Billion and Adjusted

Earnings Per Share Increased 19 Percent to $1.67

Amgen Inc.

Condensed Consolidated Statements of Income - GAAP

(In millions, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenues:
Product sales	$4,201	$3,877	$12,302	$11,388
Other revenues	118	67	542	221

Total revenues	4,319	3,944	12,844	11,609

Operating expenses:
Cost of sales (excludes amortization of certain acquired intangible assets presented below)	705	605	2,066	1,771
Research and development	880	761	2,442	2,316
Selling, general and administrative	1,127	1,125	3,431	3,278
Amortization of certain acquired intangible assets	74	74	221	221
Other	110	854	195	873

Total operating expenses	2,896	3,419	8,355	8,459

Operating income	1,423	525	4,489	3,150
Interest expense, net	271	158	762	415
Interest and other income, net	111	87	359	364

Income before income taxes	1,263	454	4,086	3,099
Provision for income taxes	156	—	529	350

Net income	$1,107	$454	$3,557	$2,749

Earnings per share:
Basic	$1.44	$0.50	$4.57	$2.98
Diluted	$1.41	$0.50	$4.51	$2.96
Average shares used in calculation of earnings per share:
Basic	771	907	779	922
Diluted	783	914	789	930

Third Quarter 2012 Revenues Increased 10 Percent to $4.3 Billion and Adjusted

Earnings Per Share Increased 19 Percent to $1.67

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	September 30,	December 31,
	2012	2011
Assets
Current assets:
Cash, cash equivalents and marketable securities	$25,374	$20,641
Trade receivables, net	2,696	2,896
Inventories	2,769	2,484
Other current assets	1,766	1,572

Total current assets	32,605	27,593
Property, plant and equipment, net	5,381	5,420
Intangible assets, net	3,680	2,584
Goodwill	12,589	11,750
Other assets	1,193	1,524

Total assets	$55,448	$48,871

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$5,909	$5,670
Current portion of long-term debt	2,458	84

Total current liabilities	8,367	5,754
Long-term debt	24,020	21,344
Other non-current liabilities	3,159	2,744
Stockholders’ equity	19,902	19,029

Total liabilities and stockholders’ equity	$55,448	$48,871

Shares outstanding	768	796

Third Quarter 2012 Revenues Increased 10 Percent to $4.3 Billion and Adjusted

Earnings Per Share Increased 19 Percent to $1.67

Amgen Inc.

GAAP to “Adjusted” Reconciliations

(In millions)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011

GAAP cost of sales	$705	$605	$2,066	$1,771
Adjustments to cost of sales:
Incremental expense resulting from accelerating depreciation and/or accruing losses for facility operating leases as a result of our transaction with Boehringer Ingelheim involving our Fremont, California manufacturing facility	(21)	(10)	(42)	(54)
Acquisition-related expenses	(7)	—	(7)	(7)
Stock option expense (a)	(3)	(2)	(9)	(8)

Total adjustments to cost of sales	(31)	(12)	(58)	(69)

Adjusted cost of sales	$674	$593	$2,008	$1,702

GAAP research and development expenses	$880	$761	$2,442	$2,316
Adjustments to research and development expenses:
Acquisition-related expenses	(14)	(2)	(34)	(27)
Certain charges pursuant to our continuing efforts to improve cost efficiencies in our operations	(12)	—	(12)	—
Reversal of previously accrued expenses for bonuses and stock-based compensation awards, which were forfeited as a result of the employees’ termination pursuant to our continuing efforts to improve cost efficiencies in our operations	—	12	—	12
Stock option expense (a)	(5)	(8)	(17)	(27)

Total adjustments to research and development expenses	(31)	2	(63)	(42)

Adjusted research and development expenses	$849	$763	$2,379	$2,274

GAAP selling, general and administrative expenses	$1,127	$1,125	$3,431	$3,278
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses	(11)	(3)	(45)	(11)
Stock option expense (a)	(6)	(9)	(20)	(32)

Total adjustments to selling, general and administrative expenses	(17)	(12)	(65)	(43)

Adjusted selling, general and administrative expenses	$1,110	$1,113	$3,366	$3,235

GAAP operating expenses	$2,896	$3,419	$8,355	$8,459
Adjustments to operating expenses:
Adjustments to cost of sales	(31)	(12)	(58)	(69)
Adjustments to research and development expenses	(31)	2	(63)	(42)
Adjustments to selling, general and administrative expenses	(17)	(12)	(65)	(43)
Non-cash amortization of product technology rights acquired in a prior year business combination	(74)	(74)	(221)	(221)
Certain charges pursuant to our continuing efforts to improve cost efficiencies in our operations	(36)	(68)	(106)	(79)
Write-off of a non-key contract asset acquired in a business combination	(19)	—	(19)	—
Expense resulting from changes in the estimated fair values of the contingent consideration obligations related to a prior year business combination	(2)	(6)	(5)	(9)
Expenses related to various legal proceedings	(53)	(780)	(65)	(785)

Total adjustments to operating expenses	(263)	(950)	(602)	(1,248)

Adjusted operating expenses	$2,633	$2,469	$7,753	$7,211

GAAP operating income	$1,423	$525	$4,489	$3,150
Adjustments to operating expenses	263	950	602	1,248

Adjusted operating income	$1,686	$1,475	$5,091	$4,398

GAAP income before income taxes	$1,263	$454	$4,086	$3,099
Adjustments to income before income taxes:
Adjustments to operating expenses	263	950	602	1,248
Non-cash interest expense associated with our convertible notes	35	33	104	109

Total adjustments to income before income taxes	298	983	706	1,357

Adjusted income before income taxes	$1,561	$1,437	$4,792	$4,456

GAAP provision for income taxes	$156	$—	$529	$350
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (b)	94	150	232	275
Income tax benefit related to certain prior period charges excluded from “Adjusted” earnings	—	7	—	12

Total adjustments to provision for income taxes	94	157	232	287

Adjusted provision for income taxes	$250	$157	$761	$637

GAAP net income	$1,107	$454	$3,557	$2,749
Adjustments to income before income taxes, net of the tax effect of the above adjustments	204	833	474	1,082
Income tax benefit related to certain prior period charges excluded from “Adjusted” earnings	—	(7)	—	(12)

Adjusted net income	$1,311	$1,280	$4,031	$3,819

Third Quarter 2012 Revenues Increased 10 Percent to $4.3 Billion and Adjusted

Earnings Per Share Increased 19 Percent to $1.67

Amgen Inc.

GAAP to “Adjusted” Reconciliations

(In millions, except per share data)

(Unaudited)

The following table presents the computations for GAAP and “Adjusted” diluted EPS, computed under the treasury stock method.

“Adjusted” EPS presented below excludes stock option expense:

	Three months ended September 30, 2012			Three months ended September 30, 2011
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$1,107	$1,311		$454	$1,280

Shares (Denominator):
Weighted-average shares for basic EPS	771	771		907	907
Effect of dilutive securities	12	12	(*)	7	6	(*)

Weighted-average shares for diluted EPS	783	783		914	913

Diluted EPS	$1.41	$1.67		$0.50	$1.40

	Nine months ended September 30, 2012			Nine months ended September 30, 2011
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$3,557	$4,031		$2,749	$3,819

Shares (Denominator):
Weighted-average shares for basic EPS	779	779		922	922
Effect of dilutive securities	10	10	(*)	8	7	(*)

Weighted-average shares for diluted EPS	789	789		930	929

Diluted earnings per share	$4.51	$5.11		$2.96	$4.11

(*)	Dilutive securities used to compute “Adjusted” diluted EPS for the three and nine months ended September 30, 2012 and 2011 were computed under the treasury stock method assuming that we do not expense stock options.

(a)	For the three and nine months ended September 30, 2012 and 2011, the total pre-tax expense for employee stock options was $14 million and $46 million, respectively and $19 million and $67 million, respectively.

“Adjusted” diluted EPS including the impact of stock option expense for the three and nine months ended September 30, 2012 and 2011 was as follows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
“Adjusted” diluted EPS, excluding stock option expense	$1.67	$1.40	$5.11	$4.11
Impact of stock option expense (net of tax)	(0.01)	(0.01)	(0.04)	(0.05)

“Adjusted” diluted EPS, including stock option expense	$1.66	$1.39	$5.07	$4.06

(b)	The tax effect of the adjustments between our GAAP and “Adjusted” results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including amortization of intangible assets and non-cash interest expense associated with our convertible notes, whereas the tax impact of other adjustments, including stock option expense, depends on whether the amounts are deductible in the tax jurisdictions where the expenses are incurred or the asset is located and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three and nine months ended September 30, 2012 and 2011 were 31.5% and 32.9% and 15.3% and 20.3%, respectively.

Third Quarter 2012 Revenues Increased 10 Percent to $4.3 Billion and Adjusted

Earnings Per Share Increased 19 Percent to $1.67

Amgen Inc.

Reconciliation of GAAP Debt Outstanding to “Adjusted” Debt Outstanding

(In millions)

(Unaudited)

	GAAP	Adjustments for accounting standard (a)	“Adjusted”
September 30, 2011	$14,265	$188	$14,453
September 30, 2012	$26,478	$48	$26,526

(a)	To exclude the impact of bifurcating the debt and equity components of our convertible notes as required by U.S. accounting standards for these securities commencing in 2009.

Reconciliation of Free Cash Flow

(In millions)

(Unaudited)

	Three months ended
	September 30,
	2012	2011
Cash Flows from Operations	$1,723	$969
Capital Expenditures	(173)	(120)

Free Cash Flow	$1,550	$849

Third Quarter 2012 Revenues Increased 10 Percent to $4.3 Billion and Adjusted

Earnings Per Share Increased 19 Percent to $1.67

Amgen Inc.

Reconciliation of GAAP EPS Guidance to “Adjusted”

EPS Guidance for the Year Ending December 31, 2012

(Unaudited)

			2012
GAAP EPS (diluted) guidance			$5.79	-	$5.89
Known adjustments to arrive at “Adjusted” earnings*:
Amortization of certain acquired intangible assets	(a	)	0.24
Charges associated with cost savings initiatives	(b	)	0.13
Acquisition-related expenses	(c	)	0.12
Non-cash interest expense associated with our convertible notes	(d	)	0.11
Stock option expense	(e	)	0.05
Legal settlements	(f	)	0.06

“Adjusted” EPS (diluted) guidance			$6.50	-	$6.60

*	The known adjustments are presented net of their related aggregate tax impact of approximately $0.36 per share.
(a)	To exclude the non-cash amortization of product technology rights acquired in a prior year business combination.
(b)	To exclude certain charges pursuant to our continuing efforts to improve cost efficiencies in our operations.
(c)	To exclude acquisition-related expenses.
(d)	To exclude the non-cash interest expense associated with our convertible notes.
(e)	To exclude stock option expense.
(f)	To exclude the expenses related to various legal proceedings.

Reconciliation of GAAP Tax Rate Guidance to “Adjusted”

Tax Rate Guidance for the Year Ending December 31, 2012

(Unaudited)

	2012 with PR excise tax			2012 without PR excise tax
GAAP tax rate guidance	10.7%	-	11.9%	16.7%	-	17.9%
Tax rate effect of known adjustments discussed above	3.3%	-	3.1%	2.3%	-	2.1%

“Adjusted” tax rate guidance	14.0%	-	15.0%	19.0%	-	20.0%